--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                                   FORM 8-K/A
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

   Date of report (Date of earliest event reported)  FEBRUARY 10, 2000

                               ----------------

                        MODEM MEDIA . POPPE TYSON, INC.
               (Exact name of Registrant as Specified in Charter)

         Delaware                  0-21935                  06-1464807
     (State or Other       (Commission File Number)       (IRS Employer
      Jurisdiction o                                   Identification No.)
      Incorporation)


                               ----------------

 230 East Avenue, Norwalk, Connecticut                           06855
    (Address of Principal Executive                           (Zip Code)
                Offices)


     Registrant's telephone number,
          including area code:
              (203) 299-7000

          Former Name or Former Address, if Changed Since Last Report)



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 2. Acquisition or Disposition of Assets.

   On February 10, 2000, Modem Media . Poppe Tyson, Inc. ("Modem Media") acquired Vivid Holdings, Inc., ("Vivid") a Delaware corporation, through a merger of a wholly owned subsidiary of Modem Media into Vivid pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 17, 1999, among Modem Media, Modem Media . Poppe Tyson Merger Corp., Vivid Holdings, Inc., Vivid Publishing, Inc., and the stockholders of Vivid. In connection with the merger, Modem Media simultaneously acquired all of the outstanding shares of common stock of Vivid Publishing, Inc. that were not owned by its parent, Vivid. The consideration for the acquisition, after giving effect to a two-for-one split of Modem Media's common stock effective March 1, 2000, consisted of (1) 446,010 shares of Class A common stock of Modem Media,
(2) the conversion of options to purchase the common stock of Vivid into options to purchase 1,211,648 shares of Class A common stock of Modem Media and
(3) $10.2 million in cash. Modem Media paid the cash portion of the consideration from cash on hand.

   The foregoing description is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the Stock Purchase Agreement among Vivid, Vivid Publishing, Inc., Computer Associates International, Inc. and Modem Media dated as of December 17, 1999, a copy of which is attached hereto as Exhibit 2.2.

Item 7. Financial Statements and Exhibits.

(a)Financial statements of business acquired

                          Independent Auditors' Report

The Board of Directors
Vivid Holdings, Inc.:

   We have audited the accompanying consolidated balance sheets of Vivid Holdings, Inc. and subsidiary as of December 31, 1999, and Vivid Publishing, Inc. (predecessor) as of December 31, 1998, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the six-month period ended December 31, 1999, the six-month period ended June 30, 1999 (predecessor) and the year ended December 31, 1998 (predecessor). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As more fully described in note 2, the Company operated as a wholly owned subsidiary of Platinum Technology, Inc. from May 29, 1998 to June 30, 1999.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vivid Holdings, Inc. and subsidiary as of December 31, 1999 and the predecessor as of December 31, 1998, and the results of their operations and their cash flows for the six-months ended December 31, 1999, and the six-months ended June 30, 1999 (predecessor) and for the year ended December 31, 1998 (predecessor), in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 8 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and significant current debt that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             KPMG LLP

February 4, 2000

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 1998

                                                                   (Predecessor)
                                                         1999          1998
                                                      -----------  -------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $    26,843   $       --
  Trade accounts receivable, less allowance for
   doubtful accounts of
   $15,000 and $0, respectively.....................    1,278,636     1,206,047
  Unbilled receivable...............................       43,231       614,517
  Deferred expense..................................      174,415           --
  Notes receivable..................................          --         65,000
                                                      -----------   -----------
    Total current assets............................    1,523,125     1,885,564
Investment in non-marketable security, at cost......      716,000           --
Plant and equipment, net of accumulated depreciation
 of $88,444 and
 $5,044, respectively...............................      325,587         2,522
Goodwill, less accumulated amortization of
 $1,108,428.........................................    9,960,787           --
                                                      -----------   -----------
                                                      $12,525,499   $ 1,888,086
                                                      ===========   ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
  Notes payable and accrued interest, net of
   discount of $281,680.............................  $14,007,983   $       --
  Trade accounts payable............................      820,924           --
  Due to Parent.....................................          --      5,509,853
  Accrued expenses..................................      350,179        30,884
  Billings in excess of revenue earned..............      175,222        89,583
                                                      -----------   -----------
    Total liabilities...............................   15,354,308     5,630,320
                                                      -----------   -----------
Stockholders' equity (deficit):
  Common stock, par value, $0.001 per share;
   authorized 30,000,000 shares as of December 31,
   1999; issued and outstanding 1,400 shares; as of
   December 31, 1998, authorized 10,000,000 shares;
   issued and outstanding 2,960,917 shares..........          248        35,028
  Additional paid-in capital:
   Stock options and warrants.......................    2,335,445           --
   Unearned compensation............................   (1,641,942)          --
  Accumulated deficit...............................   (3,522,560)   (3,777,262)
                                                      -----------   -----------
    Total stockholders' deficit.....................   (2,828,809)   (3,742,234)
                                                      -----------   -----------
Commitments and contingencies.......................
                                                      $12,525,499   $ 1,888,086
                                                      ===========   ===========

          See accompanying notes to consolidated financial statements.

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  (Predecessor)
                                   Period from     Period from    (Predecessor)
                                  July 1, 1999      January 1,     Year ended
                                 to December 31, 1999 to June 30, December 31,
                                      1999             1999           1998
                                 --------------- ---------------- -------------
Revenue........................    $ 3,724,921      $3,306,042     $4,610,421
Direct cost of revenue.........      3,217,580       2,393,529      2,769,440
                                   -----------      ----------     ----------
Excess of revenues over direct
 costs of revenue..............        507,341         912,513      1,840,981
General and administrative.....      1,256,112         798,699      1,121,563
Professional fees..............        575,710          92,397         65,614
Space and facilities...........        391,503         138,942        351,609
Depreciation and amortization..      1,196,872           2,521          5,040
Parent company overhead
 allocations...................            --          287,599        169,203
                                   -----------      ----------     ----------
                                     3,420,197       1,320,158      1,713,029
                                   -----------      ----------     ----------
Other income (expense):
  Merger costs.................            --              --        (354,444)
  Interest expense.............       (609,704)            --        (124,120)
  Other (expense) income.......            --              --          65,000
                                   -----------      ----------     ----------
                                      (609,704)            --        (413,564)
                                   -----------      ----------     ----------
    Net loss...................    $(3,522,560)     $ (407,645)    $ (285,612)
                                   ===========      ==========     ==========


          See accompanying notes to consolidated financial statements.

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     Period from    (Predecessor)
                                       July 1,       Period from   (Predecessor)
                                       1999 to     January 1, 1999  Year ended
                                     December 31,    to June 30,   December 31,
                                         1999           1999           1998
                                     ------------  --------------- -------------
Cash flows from operating
 activities:
 Net loss..........................  $ (3,522,560)   $  (407,645)   $  (285,612)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Amortization and depreciation....     1,339,057          2,521          5,040
  Allowance for doubtful accounts..        15,000            --             --
  Stock-based compensation.........       181,103            --             --
  Expense for warrants issued......        89,880            --             --
  Changes in operating assets and
   liabilities:
   Accounts receivable.............    (2,009,655)     1,206,047       (946,106)
   Unbilled receivable.............        43,231        614,517       (614,517)
   Deferred credits................      (174,415)           --             --
   Other assets....................           --             --          11,974
   Accounts payable................       820,924            --        (651,571)
   Deferred revenue................       175,222        (89,583)       (65,504)
   Accrued interest................       469,366            --         (89,601)
   Accrued liabilities.............       224,849            --        (790,689)
   Due to parent...................           --      (1,325,857)     1,801,383
                                     ------------    -----------    -----------
    Net cash used in operating
     activities....................    (2,347,998)           --      (1,625,203)
                                     ------------    -----------    -----------
Cash flows used in investing
 activities:
  Payments for plant and
   equipment.......................      (110,860)           --             --
  Purchase of business.............    (3,030,513)           --             --
                                     ------------    -----------    -----------
    Net cash used in investing
     activities....................    (3,141,373)           --             --
                                     ------------    -----------    -----------
Cash flows from financing
 activities:
  Proceeds from issuance of notes
   payable.........................     5,708,966            --             --
  Repayment of note payable........      (193,000)           --      (2,113,557)
  Proceeds from issuance of capital
   stock...........................           248            --           4,931
  Increase in due to Parent........           --             --       3,708,469
                                     ------------    -----------    -----------
Net cash provided by financial
 activities........................     5,516,214            --       1,599,843
                                     ------------    -----------    -----------
Net increase (decrease) in cash and
 cash equivalents..................        26,843            --         (25,360)
Cash and cash equivalents at
 beginning of period...............           --             --          25,360
                                     ------------    -----------    -----------
Cash and cash equivalents at end of
 period............................  $     26,843    $       --     $       --
                                     ============    ===========    ===========

          See accompanying notes to consolidated financial statements.

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                Period from January 1, 1998 to December 31, 1999

                            Common stock    Additional
                          -----------------  paid-in     Unearned    Accumulated
      Predecessor          Shares   Amount   capital   compensation    deficit       Total
      -----------         --------- ------- ---------- ------------  -----------  -----------
Balances, December 31,
 1997...................  2,908,501 $30,097 $      --  $       --    $(3,491,650) $(3,461,553)
Issuance of common
 stock..................     52,416   4,931        --          --            --         4,931
Net loss................        --      --         --          --       (285,612)    (285,612)
                          --------- ------- ---------- -----------   -----------  -----------
Balances, December 31,
 1998...................  2,960,917  35,028        --          --     (3,777,262)  (3,742,234)
Net loss................        --      --         --          --       (407,645)    (407,645)
                          --------- ------- ---------- -----------   -----------  -----------
Balances, June 30,
 1999...................  2,960,917 $35,028        --          --     (4,184,907)  (4,149,879)
                          ========= ======= ========== ===========   ===========  ===========
      The Company
      -----------
Issuance of common
 stock..................        100 $   --  $      --  $       --    $       --   $       --
Unearned compensation
 for options granted....        --      --   1,823,045  (1,823,045)          --           --
Exercise of stock
 options................      1,300     248        --          --            --           248
Amortization of unearned
 compensation...........        --      --         --      181,103           --       181,103
Warrants issued for debt
 and services...........        --      --     512,400         --            --       512,400
Net loss................        --      --         --          --     (3,522,560)  (3,522,560)
                          --------- ------- ---------- -----------   -----------  -----------
Balances, December 31,
 1999...................      1,400 $   248 $2,335,445 $(1,641,942)  $(3,522,560) $(2,828,809)
                          ========= ======= ========== ===========   ===========  ===========



          See accompanying notes to consolidated financial statements.

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

(1) Summary of Significant Accounting Policies and Practices

 (a) Description of Business

   Vivid Holdings, Inc. and its subsidiary (collectively, the Company) operate as a professional services company. The Company renders consulting and strategy services related to website development to a range of companies.

 (b) Principles of Consolidation

   The consolidated financial statements include the financial statements of Vivid Holdings, Inc. (VHI) and its wholly owned subsidiary, Vivid Publishing, Inc. from July 1, 1999 through December 31, 1999. VHI was formed exclusively to acquire a 90% interest in Vivid Publishing, Inc. (Predecessor). The accompanying financial statements comprise those of Predecessor through June 30, 1999, and those of the Company through December 31, 1999. Predecessor financial statements include the financial statements of its wholly owned subsidiary, Vivid Travel Network, Inc., through May 13, 1998, the date of sale. All significant intercompany balances and transactions have been eliminated in consolidation.

   Vivid Travel Network, Inc. was sold to other investors on May 13, 1998. The predecessor realized a gain of $65,000, which is reflected as other income in the 1998 statement of operations.

 (c) Cash Equivalents

   Cash equivalents consist of cash held in checking accounts. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no highly liquid debt instruments held by the Company as of December 31, 1999 and 1998.

 (d) Investment in Non-Marketable Securities

   The investment in non-marketable securities as of December 31, 1999 consists of non-marketable equity securities. This investment is recorded at cost as the market value is not readily determinable. Management believes the fair value of this investment exceeds its carrying amount.

 (e) Plant and Equipment

   Plant and equipment are stated at cost and consist mainly of computer equipment and office furniture.

   Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from 2 to 5 years.

 (f) Goodwill

   Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the estimated useful life of 5 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                           December 31, 1999 and 1998

 (g) Revenue Recognition

   The Company enters into fixed-price and time and material type contracts. Revenues from fixed-price contracts are recognized using the percentage-of-completion method of accounting based upon milestones that are defined using management's estimates of costs incurred at various stages of the project as compared to total estimated project costs. Revenues from time and material contracts are recognized as the Company incurs the time or uses the material and is based on specified rates per individual customer contract.

   Revenues determined by the percentage-of-completion method in excess of contract billings are recorded as unbilled receivable. Such amounts are generally billable upon reaching certain performance milestones that are defined by the individual contracts. Deposits billed and received in advance of performance under contracts are recorded as billings in excess of earned revenues.

   Also included in revenue is the exchange by the Company of services for advertising space on websites or receipt of services. Revenue from these transactions is recognized during the period in which the services are performed and are recorded at the lower of estimated fair value of the service received or the estimated fair value of the services given. Revenues from these transactions represented 6% and 4% of total revenues from the period from July 1, 1999 to December 31, 1999 and from January 1, 1999 to June 30, 1999, respectively. Revenues for barter transactions were immaterial for the year ended December 31, 1998. These barter transactions have terms similar to other revenue transactions in which the Company receives cash. Amounts not utilized under these barter transactions are recorded as a deferred expense and amounted to $174,415 as of December 31, 1999.

 (h) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Stock Option Plan and Warrants

   The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options as allowed under Statement of Financial Accountant Standards No. 123 (SFAS 123). As such, compensation expense is measured on the date of grant to the extent that current fair value of the underlying stock exceeds the exercise price. Total compensation cost is amortized over the vesting period, and unearned compensation is reflected as a reduction of stockholders' equity.

   The Company also issues warrants for the purchase of common stock to nonemployees. The cost to the Company is based on the fair value of the warrants on the date in which the warrant is both granted and earned, as prescribed by SFAS 123.

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                           December 31, 1999 and 1998

 (j) Commitments and Contingencies

   Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

 (k) Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (l) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (m) Comprehensive Income

   The Company has adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. As there are no additional items of comprehensive income (loss), the reported net loss equals comprehensive income (loss) for the year and periods presented.

(2) Organization

   Vivid Publishing, Inc. (Predecessor) was a privately-held company. On May 29, 1998, Predecessor was acquired by Platinum Technologies, Inc. (Platinum) in a transaction that was accounted for as a pooling-of-interests. As a result, Predecessor's basis of accounting carried over at its previous basis. At the time of this transaction, Platinum infused $3.7 million into the company to settle certain liabilities. Vivid Publishing, Inc. incurred $354,444 in merger-related costs related to this transaction. These costs were expensed during the year ended December 31, 1998.

   Subsequent to the Platinum transaction, Predecessor was treated effectively as a division of Platinum. Predecessor did not maintain separate corporate, treasury, legal, tax and other similar corporate functions. In addition, capital purchasing and facilities management were handled by Platinum. As a result, Platinum allocated to Predecessor certain costs for facilities and equipment usage, as well as other costs for employee benefits, on a proportional or headcount basis. These allocations and estimates are based on assumptions and methodologies that Vivid Holdings, Inc. management believes are reasonable. No costs were allocated separately for treasury or legal functions. It is impracticable to determine whether such allocated costs are comparable to those which would have been incurred on a stand-alone basis. Long-term debt or income taxes were not allocated by Platinum.

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                           December 31, 1999 and 1998

   All payroll, capital and other expenditures were funded through Predecessor's intercompany account with Platinum. Remittances from clients for services rendered were collected by Platinum and accounted for through the intercompany account. Accordingly, Predecessor had no cash on a stand-alone basis. Trade receivables, unbilled receivables, and deferred revenue represent amounts due from or to customers at the dates shown. Accrued expenses as of December 31, 1998 represents primarily accrued vacation expenses.

   On May 28, 1999, Platinum was acquired by Computer Associates (CA) in a transaction accounted for as a purchase; no purchase allocation adjustments were added to the books of Predecessor or pushed down. Subsequent to that purchase, management of Predecessor negotiated with CA to acquire a controlling interest in Predecessor. On June 30, 1999, Vivid Holdings, Inc. acquired a 90% interest in Predecessor for $11.5 million, including liabilities assumed for $0.1 million, which was financed by a note payable to CA for $8.3 million and notes payable to officers employees and other third parties of $3.1 million. CA retained its interest in the cash, receivables and certain liabilities of Predecessor. The purchase price was allocated as fixed assets of $0.3 million, goodwill of $11.1 million and liabilities of $0.1 million. Goodwill is being amortized over a five-year period on a straight-line basis. The seller's basis in the fixed assets and liabilities was carried over, which resulted in no minority interest at the transaction date as the historical carrying value of the net assets was a deficit.

(3) Fair Value of Financial Instruments

   Because of the nature of all financial instruments, recorded amounts approximate fair value.

(4) Current Debt

   Current debt as of December 31, 1999 consists of the following:

   Note payable to related party (CA), principal and accrued
    interest due on
    February 15, 2000, bearing interest at 8.0% per annum........  $  8,300,000
   Notes payable to officers of the Company, principal and
    accrued interest due over 12-month terms ranging from June
    28, 2000 to September 1, 2000, or upon receipt by the Company of proceeds from any other debt or equity financing of the
    Company, bearing interest at 6.0% per annum, net of discount
    of $252,000..................................................     3,596,966
   Notes payable to employees, principal and accrued interest due over 12-month terms ranging from September 1, 2000 to
    September 14, 2000, or upon receipt by the Company of
    proceeds from any other debt or equity financing of the
    Company, bearing interest at 6.0% per annum, net of discount
    of $7,504....................................................       114,496
   Notes payable to outside third parties, principal and accrued interest due over 4-to 12-month terms ranging from January
    12, 2000 to September 1, 2000, or upon receipt by the Company of proceeds from any other debt or equity financing of the
    Company, bearing interest at rates between 6.0% and 8.0% per
    annum, net of discount of $22,176............................     1,527,155
                                                                   ------------
                                                                     13,538,617
   Accrued interest..............................................       469,366
                                                                   ------------
                                                                   $ 14,007,983
                                                                   ============

                      VIVID HOLDINGS, INC. AND SUBSIDIARY

                          December 31, 1999 and 1998

   In conjunction with the issuance of the above notes, the Company issued warrants to acquire shares of common stock. A total of 1,345,000 warrants were issued. As a result, the Company recorded an initial discount of $422,520. This discount is being amortized over the term of the notes. Total amortization was $140,840 for the six-month period ended December 31, 1999.

(5) Income Tax

   The Company recognized no tax benefit or expense for any of the reporting periods. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 are presented below:

      Deferred tax assets:
        Net operating losses...................................... $ 2,487,000
        Valuation allowance.......................................  (2,366,000)
                                                                   -----------
                                                                       121,000
      Deferred tax liability:
        Depreciation..............................................     121,000
                                                                   -----------
            Net deferred tax asset................................ $       --
                                                                   ===========

   The valuation allowance increased approximately $830,000 since the acquisition date of June 30, 1999.

   A valuation allowance has been provided for the entire amount of the net deferred tax asset, as management does not consider that the realization of the deferred tax assets is more likely than not. This determination has been made on the basis of (1) the Company's history of operating losses and (2) the expectation that losses will continue for the foreseeable future.

   At December 31, 1999, the Company had net operating loss carryforwards of approximately $6,300,000, which are available to offset future taxable income, if any, through 2019.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. Due to the ownership changes during the periods presented, management believes that utilization of the net operating loss carryforwards will be limited under the Code.

(6) Stockholders' Equity; Stock Option Plan

   In July 1999, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. Subject to certain limitations, the Plan authorizes grants of options to purchase up to 12,000,000 shares of authorized but unissued common stock. Stock options granted generally have ten-year terms (except those granted to shareholders with a 10% or greater ownership interest, which have five-year terms) and vest and become fully exercisable after 2 to 3 years from the date of grant, or upon change of control, as defined. No options were granted under five-year terms.

                       VIVID HOLDINGS, INC. AND SUSIDIARY

                           December 31, 1999 and 1998

   As of December 31, 1999, there were 2,411,213 additional shares available for grant under the Plan.

   Stock option activity during the period indicated is as follows:

                                                                    Weighted-
                                                       Number of     average
                                                        options   exercise price
                                                       ---------  --------------
      Balance as of July 1, 1999......................       --          --
        Granted....................................... 9,588,787      $0.295
        Exercised.....................................    (1,300)      0.190
        Forfeited.....................................   (58,277)      0.110
        Expired.......................................       --          --
                                                       ---------      ------
      Balance as of December 31, 1999................. 9,529,210      $0.295
                                                       =========      ======

   In the six-month period ended December 31, 1999, the Company issued 1,517,961 options on which the Company recorded unearned compensation expense totaling $1,823,045. Amortization of the unearned compensation amounted to $181,103.

   As of December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.19 to $1.62 and 9.6 years, respectively.

   As of December 31, 1999, the number of options exercisable was 1,023,817 and the weighted-average exercise price of those options was $.19.

   Pursuant to SFAS 123, the Company is required to disclose the pro forma effects on net income as if the Company had elected to use the fair value method to account for all of its employee stock-based compensation plans. Using an expected dividend yield of 0%, expected volatility of 0%, a risk-free interest rate of 5.75%, and expected life of two years, the fair value method would have increased the Company's net loss in the six-month period ended December 31, 1999 to the pro forma amounts indicated below:

        Pro forma net loss:
          As reported.............................................. $(3,507,519)
          As adjusted..............................................  (3,705,390)

   The Company issued 53,500 warrants to acquire stock at a nominal exercise price in exchange for services rendered. The warrants are currently exercisable and expire on December 31, 2002.

(7) Noncash Financing and Investing Activities

   On May 13, 1998, the Company sold its interest in Vivid Travel Networks, Inc. Total consideration received was $65,000 in notes receivable. Such receivable was retained by CA in the June 30, 1999 transaction.

   During the period from July 1, 1999 to December 31, 1999, the Company received $716,000 in non-marketable equity securities in satisfaction of accounts receivable in the amount of $716,000.

                       VIVID HOLDINGS, INC. AND SUSIDIARY

                           December 31, 1999 and 1998

   In connection with the purchase of 90% of Vivid Publishing, Inc. (described in note 2) on June 30, 1999, the Company issued a note payable in the amount of $8,300,000.

(8) Liquidity; Pending Sale of Business

   On December 17, 1999, the Company signed an agreement to merge with Modem Media . Poppe Tyson, Inc. (MMPT). As part of a stock purchase agreement of the same date, MMPT has agreed to pay in cash all notes and accrued interest payable to CA and certain other indebtedness totaling approximately $9.3 million. Other holders of the short-term debt have agreed as part of the merger to exchange such indebtedness for shares of MMPT stock. As a result of such exchanges, management believes that the Company's short-term obligations will be discharged, alleviating any concern that the Company will continue as going concern. The transaction is expected to close in February 2000.

(b)Pro forma financial information

             MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC.
                          AND VIVID PUBLISHING, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

   The following unaudited pro forma combined financial statements give effect to the acquisition by Modem Media . Poppe Tyson, Inc. ("Modem Media") of 100% of the outstanding capital stock of Vivid Holdings, Inc. and its majority-owned subsidiary, Vivid Publishing, Inc. (collectively hereinafter referred to as "Vivid") in a transaction accounted for under the purchase method of accounting (the "Acquisition"). The consideration was comprised of approximately $10,200,000 in cash, approximately $14,400,000 in Modem Media Class A common stock (446,010 shares) and approximately $39,000,000 in value related to employee stock options that were converted to Modem Media stock options.

   The unaudited pro forma combined balance sheet of Modem Media and Vivid as of December 31, 1999 presents the combined financial position of such entities assuming that the Acquisition occurred on December 31, 1999. The unaudited pro forma combined statement of operations of Modem Media and Vivid for the year ended December 31, 1999 presents the combined results of operations of such entities assuming that the Acquisition occurred on January 1, 1999. The pro forma combined financial information does not purport to be indicative of the results which would have actually occurred had the Acquisition been completed as of the dates assumed or which may be obtained in the future. The pro forma adjustments described in the notes to the unaudited pro forma combined financial statements reflect the preliminary allocation of the purchase price to the net assets acquired and is subject to final determination.

             MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC.
                           AND VIVID PUBLISHING,INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               December 31, 1999

                            Modem                    Pro Forma
                            Media         Vivid     Adjustments        Combined
                         ------------  -----------  ------------     ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents........... $ 30,265,000  $    27,000  $(10,200,000)(a) $ 20,092,000
 Short-term
  investments...........   16,859,000          --                      16,859,000
 Accounts receivable,
  net...................   18,090,000    1,279,000                     19,369,000
 Unbilled revenues......    2,066,000       43,000                      2,109,000
 Unbilled charges.......      642,000          --                         642,000
 Deferred income
  taxes.................    1,004,000          --                       1,004,000
 Prepaid expenses and
  other current
  assets................    2,325,000      174,000                      2,499,000
                         ------------  -----------                   ------------
   Total current
    assets..............   71,251,000    1,523,000                     62,574,000

Total property and
 equipment, net.........   14,192,000      325,000                     14,517,000

Other assets:
 Goodwill, net..........   55,742,000    9,961,000    53,319,000 (b)  119,022,000
 Deferred income
  taxes.................      602,000          --                         602,000
 Other assets...........    3,945,000      716,000      (350,000)(c)    4,161,000
                                                        (150,000)(d)
                         ------------  -----------                   ------------
   Total other assets...   60,289,000   10,677,000                    123,785,000
                         ------------  -----------                   ------------
   Total assets......... $145,732,000  $12,525,000                   $200,876,000
                         ============  ===========                   ============

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Accounts payable....... $  5,346,000  $   821,000                   $  6,167,000
 Notes payable..........          --    14,008,000   (13,658,000)(e)          --
                                                        (350,000)(c)
 Pre-billed media.......    6,639,000          --                       6,639,000
 Advance billings.......    2,736,000          --                       2,736,000
 Deferred revenues......    4,125,000      175,000                      4,300,000
 Accrued expenses and
  other current
  liabilities...........   14,718,000      350,000       398,000 (f)   15,466,000
                         ------------  -----------                   ------------
   Total current
    liabilities.........   33,564,000   15,354,000                     35,308,000

Noncurrent liabilities:
 Capital lease
  obligations, less
  current portion.......      471,000          --                         471,000
 Other liabilities......      221,000          --                         221,000
Stockholders' equity:
 Class A common stock...       12,000          --                          12,000
 Class B common stock...       11,000          --                          11,000
 Preferred stock........          --           --                             --
 Paid-in capital........  121,151,000      694,000    53,400,000 (g)  174,551,000
                                                        (694,000)(h)
 Accumulated deficit....   (8,604,000)  (3,523,000)    3,523,000 (h)   (8,604,000)
 Treasury stock, at
  cost..................   (1,118,000)         --                      (1,118,000)
 Accumulated other
  comprehensive
  income................       24,000          --                          24,000
                         ------------  -----------                   ------------
   Total stockholders'
    equity (deficit)....  111,476,000   (2,829,000)                   164,876,000
                         ------------  -----------                   ------------
   Total liabilities and
    stockholders' equity
    (deficit)........... $145,732,000  $12,525,000                   $200,876,000
                         ============  ===========                   ============


        See notes to unaudited pro forma combined financial statements.

             MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC.
                           AND VIVID PUBLISHING,INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

                            Modem                  Pro Forma
                            Media       Vivid     Adjustments       Combined
                         ----------- -----------  -----------     ------------
Revenues................ $74,036,000 $ 7,031,000                  $ 81,067,000
Cost of revenues........  32,991,000   5,611,000                    38,602,000
                         ----------- -----------                  ------------
Gross margin............  41,045,000   1,420,000                    42,465,000
Operating expenses:
  Sales and marketing...   1,658,000     311,000                     1,969,000
  General and
   administrative.......  29,683,000   3,321,000                    33,004,000
  Amortization of
   goodwill.............   2,959,000   1,108,000  $12,656,000 (i)   15,615,000
                                                   (1,108,000)(j)
                         ----------- -----------                  ------------
    Total operating
     expenses...........  34,300,000   4,740,000                    50,588,000
                         ----------- -----------                  ------------
Operating income
 (loss).................   6,745,000  (3,320,000)                   (8,123,000)
Interest income
 (expense), net.........   1,975,000    (610,000)     610,000 (k)    1,630,000
                                                     (345,000)(l)
                         ----------- -----------                  ------------
Income (loss) before
 taxes..................   8,720,000  (3,930,000)                   (6,493,000)
Provision (benefit) for
 income taxes...........   5,703,000         --    (1,100,000)(m)    4,603,000
                         ----------- -----------                  ------------
Net income (loss)....... $ 3,017,000 $(3,930,000)                 $(11,096,000)
                         =========== ===========                  ============
Net income (loss) per
 share:
  Basic................. $      0.14                              $      (0.50)
                         ===========                              ============
  Diluted............... $      0.13                              $      (0.50)
                         ===========                              ============
Weighted-average number
 of common shares
 outstanding:
  Basic.................  21,563,000                                22,009,000(n)
                         ===========                              ============
  Diluted...............  22,958,000                                22,009,000(n)
                         ===========                              ============


        See notes to unaudited pro forma combined financial statements.

             MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC.
                           AND VIVID PUBLISHING, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

   The unaudited pro forma combined balance sheet combines the balance sheets of Modem Media and Vivid as of December 31, 1999, and is presented as if the Acquisition occurred on December 31, 1999. The unaudited pro forma combined statement of operations combines the statements of operations of Modem Media and Vivid for the year ended December 31, 1999, and is presented as if the Acquisition occurred on January 1, 1999.

   The historical balance sheets and statements of operations as of and for the year ended December 31, 1999, used in the preparation of the unaudited pro forma combined financial statements, have been derived from the respective audited financial statements of Modem Media and Vivid.

Unaudited Pro Forma Adjustments

   Descriptions of the adjustments included in the unaudited pro forma combined financial statements are as follows:

Balance Sheet Adjustments
-------------------------

(a)Represents cash paid in connection with the Acquisition.

(b) Represents the net excess of acquisition cost over the fair value of net assets acquired in connection with the Acquisition, calculated as follows:

      Purchase price............................................... $63,600,000
      Acquisition costs............................................     398,000
                                                                    -----------
        Total purchase price.......................................  63,998,000
      Less: Fair value of net assets acquired......................     718,000
                                                                    -----------
      Excess of total purchase price over the fair value of
       net assets acquired.........................................  63,280,000
      Less: Existing net goodwill of Vivid.........................   9,961,000
                                                                    -----------
      Incremental goodwill......................................... $53,319,000
                                                                    ===========

(c) Represents the elimination of intercompany balances between Modem Media and Vivid.

(d) Represents the elimination of Modem Media's investment in Vivid as of December 31, 1999.

(e) Represents the settlement of certain indebtedness of Vivid upon the closing of the Acquisition, settled with cash of $10,200,000 and the remainder with Modem Media's Class A common stock.

(f) Represents estimated liabilities associated with the Acquisition.

(g) Represents equity issued in the Acquisition.

(h) Represents the elimination of the equity accounts of Vivid.

Statement of Operations Adjustments
-----------------------------------

(i) Represents the amortization of $63,280,000 of goodwill, resulting from the Acquisition, on a straight-line basis over five years.

(j) Represents the elimination of goodwill amortization on the books of Vivid for the year ended December 31, 1999.

             MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC.
                          AND VIVID PUBLISHING, INC.

    NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS--(continued)

(k) Represents the elimination of interest expense related to certain indebtedness of Vivid settled upon the closing of the Acquisition.

(l) Represents the reduction of Modem Media's interest income that was earned on cash used to settle certain indebtedness of Vivid upon the closing of the Acquisition.

(m) Represents tax benefits related to the losses of Vivid that would have been used to offset Modem Media's taxable income, as well as the income tax effects of the foregoing adjustments. The pro forma combined effective tax rate differs from the statutory rate primarily due to the effect of non-deductible goodwill amortization and the losses of certain foreign subsidiaries on which Modem Media currently does not recognize tax benefits.

(n) Represents the weighted-average number of common shares outstanding for the period presented, after giving effect to the Acquisition, calculated as Modem Media's historical basic weighted-average number of common shares outstanding during such period, plus the Class A common shares issued in connection with the Acquisition.

(c)     Exhibits

  2.1* Agreement and Plan of Merger dated as of December 17, 1999 among the Registrant, Modem Media . Poppe Tyson Merger Corp., Vivid Holdings,
       Inc., Vivid Publishing, Inc. and the stockholders of Vivid Holdings,
       Inc.

  2.2* Stock Purchase Agreement among Vivid Holdings, Inc., Vivid Publishing,
       Inc., Computer Associates International, Inc. and Modem Media . Poppe
       Tyson, Inc. dated as of December 17, 1999.

 23.1  Consent of KPMG LLP, Independent Accountants

 99.1* Press Release issued by the Registrant on December 20, 1999.

 99.2* Press Release issued by the Registrant on February 10, 2000.

--------
*Previously filed.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          MODEM MEDIA . POPPE TYSON, INC.

                                          By: /s/ Steven C. Roberts
                                             ----------------------------------
                                             Steven C. Roberts
                                             Chief Financial Officer

March 15, 2000